Exhibit 1.12

State of North Carolina
Department of the Secretary of State

ARTICLES OF INCORPORATION

Pursuant to §55-2-02 of the General Statutes of North Carolina, the undersigned does hereby submit these Articles of Incorporation for the purpose of forming a business corporation.

1.	The name of the corporation is: [INSERT NAME]

2.	The number of shares the corporation is authorized to issue is: 5000 $1.00 par value

     These shares shall be: (check either a or b)

a.	☑ all of one class, designated as common stock; or

b.	☐ divided into classes or series within a class as provided in the attached schedule, with the information required by N.C.G.S. Section 55-6-01.

3.	The street address and county of the initial registered office of the corporation is:

     Number and Street 225 Hillsborough Street, City, State, Zip Code Raleigh Noah Carolina 27603            County Wake

4.	The mailing address, if different from the street address, of the initial registered office is:

5.	The name of the initial registered agent is: C T Corporation System

6.	Principal office information: (must select either a or b.)

a.	☐ The corporation has a principal office. The street address and county of the principal office of the corporation is:
Number and Street c/o Lennar Corporation 700 N.W. 107th Avenue
City, State, Zip Code Miami, Florida 33172                    County Miami-Dade
The mailing address, if different from the street address, of the principal office of the corporation is:

b.	☐ The corporation does not have a principal office.

7.	Any other provisions, which the corporation elects to include, are attached.

8.	The name and address of each incorporator is as follows:

CORPORATIONS DIVISION (Revised January, 2002)	P. O. BOX 29622	RALEIGH, NC 27626-0622 (Form B-OI)

9.	These articles will be effective upon filing, unless a date and/or time is specified:

This the                    day of                    , 20

Signature

Type or Print Name and Title

NOTES:

1.	Filing fee is $125. This document must be filed with the Secretary of State

CORPORATIONS DIVISION (Revised January, 2002)	P. O. BOX 29622	RALEIGH, NC 27626-0622 (Form B-0l)

ARTICLES OF INCORPORATION
OF [INSERT NAME]

7.	Additional Provisions

A.	The initial Board of Directors of this corporation shall be comprised of three (3) persons. The number of directors may be either increased or decreased from time to time as provided for in the By-laws of the corporation, but shall never be fewer than three. The names and addresses of the initial directors of this corporation are:

Name	Address
Benjamin P. Butterfield	700 N.W. 107th Avenue
Miami, Florida 33172

Steven E. Lane	10707 Clay Road
Houston, Texas 77041

L. Christian Marlin	700 N.W. 107th Avenue
Miami, Florida 33172.

B.	The power to alter, amend or repeal the By-laws of this corporation shall be vested in each of the Board of Directors and the shareholders of this corporation. The shareholders of this corporation may amend or adopt a by-law that fixes a greater quorum or voting requirement for shareholders (or voting groups of shareholders) than is required by law.

C.	This corporation shall indemnify any officer, director and incorporator, or any former officer, director or incorporator, of this corporation to the fullest extent permitted by law.

D.	This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, or any amendment thereto, and any right conferred upon the shareholders is subject to this reservation.